Exhibit 10.5
BOARD OBSERVATION RIGHTS LETTER

GREENIDGE GENERATION HOLDINGS Inc.
January 30, 2023

New York Digital Investment Group
510 Madison Avenue, 21st Floor
New York, New York 10022
Attn: Trevor Smith
Email: Trevor.smyth@nydig.com

Re: Board Observation Rights
Ladies and Gentlemen:
In order to induce the Agent and the Lenders to enter into that certain Senior Secured Loan Agreement (the “Loan Agreement”), dated as of January 30, 2023, by and among Greenidge Generation Holdings Inc., a Delaware corporation (the “Borrower Representative”), Greenidge Generation LLC, a New York limited liability company (a “Borrower” and, together with the Borrower Representative, the “Borrowers”), the other Subsidiaries of the Borrower Representative from time to time party thereto as Guarantors, the Lenders from time to time party thereto, and NYDIG ABL LLC, a Delaware limited liability company (“NYDIG”), as administrative agent and as collateral agent (the “Agent”), you have requested that the Borrower grant certain rights to the Agent, in connection with the transactions contemplated under the Loan Agreement and the other Loan Documents. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Loan Agreement. This letter agreement confirms our agreement that the Agent will be entitled to the contractual rights enumerated below:
(1)The Borrower Representative shall give the Agent Observer (as defined below) notice of meetings of its board of directors (the “Board,” it being understood that as used herein such term shall not refer to any committee or sub-committee thereof) at the same time as furnished to the members of the Board and shall provide to the Agent or its designated Agent Observer true, correct, and complete copies of all documents, reports, financial data and other information provided to the Board, subject in each case to paragraph (5) below. Until the Final Maturity Date, Borrower Representative shall cause a meeting of its Board of Directors to be held at least once every Fiscal Quarter in accordance with Section 5.8(k) of the Loan Agreement. The Agent shall have the right to designate an observer (the “Agent Observer”), who shall be entitled to attend (either in person or via telephone or video conference) all meetings of the Board, subject to paragraph (5) below). Any failure to deliver notice to the Agent Observer in connection with the Agent Observer’s right to attend any meeting of the Board shall not impair the action of the Board taken at such meeting.
(2)Subject to paragraph (5) below, at any time the Agent has designated an Agent Observer, the Borrower Representative shall (a) provide to the Agent Observer all notices, documents, consents, information and materials furnished to the members of the Board, whether at, in anticipation of, or subsequent to a meeting, an action by written consent or otherwise, at the same time furnished to the members of the Board, (b) provide the Agent Observer copies of the minutes of such meeting at substantially the same time as such minutes are furnished to the members of the Board and (c) reimburse the Agent Observer for its reasonable and documented travel and other expenses incurred by such Agent Observer in connection with in-person attendance at meetings, consistent with Borrower Representative’s expense policy and with reimbursement offered to directors. The Agent Observer will not constitute a director of the Board and will not be entitled to vote on, or consent to, any matters presented to the Board, and will not be counted towards a quorum. The Agent Observer will have no right to bind the Borrower Representative, transact any business in the name of the Borrower Representative or on its behalf in any matter, or make any promises or representations on behalf of the Borrower Representative. The Agent Observer may participate in discussions of matters brought to the Board and may address the Board with respect to the Agent’s concerns regarding business issues facing the Borrower Representative and its subsidiaries (collectively, the “Observer Rights”).
(3)Notwithstanding anything in paragraph (2) above but subject to paragraph (5), the Agent shall have the right, subject to reasonable advance notice, following each meeting of the Board required to be held pursuant to Section 5.8(k) of the Loan Agreement at which the Agent Observer was not present, to require that the Borrower Representative facilitate a telephone conference or an in-person meeting between the Agent Observer and a member of the Board (as designated by the Agent) that attended the most recent Board meeting in its entirety (the “Designated Director”), to discuss with the Designated Director such matters as were addressed at the most recent meeting of the Board and to discuss the Agent’s concerns regarding business issues facing the Borrower Representative and its Subsidiaries.
(4)Subject to paragraph (5), the Agent Observer shall have the right to consult with the Chief Executive Officer (or equivalent officer) of the Borrower Representative and its Subsidiaries, upon reasonable prior notice at reasonable times and intervals from time to time, on significant matters relating to the operation of the Borrower Representative and its Subsidiaries.
(5)The Agent Observer may be excluded from any meeting (or a portion thereof) and materials provided to the Agent and/or Agent Observer pursuant to the foregoing may be redacted or withheld to the extent that the Borrower Representative reasonably determines that: (v) such withholding or exclusion is necessary in furtherance of the Board’s discharging its fiduciary duties to the Borrower Representative, (w) such meeting or portion of a meeting is an executive session limited solely to independent director members of the Board, independent auditors and/or legal counsel, (x) based on the advice of legal counsel, the attendance of the Agent Observer in such meeting (or during such portion of such meeting), or the receipt of such materials by the Agent and/or Agent Observer, could impair or waive attorney-client privilege between the Borrower Representative or any of its subsidiaries and their respective counsel, (y) an actual or potential conflict of interest (whether business or legal) exists between the Agent Observer or the Agent, on the one hand, and the Borrower Representative, on the other hand, or (z) such withholding or exclusion is required for the Borrower Representative or its subsidiaries to comply with any applicable law; provided that, in the event the Borrower Representative does not provide access and/or any information requested pursuant to this paragraph, the Borrower Representative shall provide notice to the Agent that information is being withheld and the Borrower Representative shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable Law, confidentiality obligations, fiduciary duties, and without risk of waiving such privilege, as applicable (in each case as reasonably determined by the Borrower Representative on the advice of legal counsel), and taking into consideration the sensitivity of any information relating to a conflict of interest, the subject of such meeting or materials and/or applicable information. The Agent agrees that it will, and will cause the Agent Observer to, keep confidential and not disclose, divulge, or use for any purpose (other than to monitor or make decisions with respect to its investment in the Borrower Representative) any confidential information obtained from the Borrower Representative pursuant to the terms of this letter agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this paragraph (5) by the Agent or Agent Observer), (b) is or has been independently developed or conceived by such Agent or Agent Observer, as applicable, without use of the Borrower Representative’s confidential information as shown by such Agent’s or Agent Observer’s written records, or (c) is or has been made known or disclosed to such Agent or Agent Observer, as applicable, by a third party without a breach of any obligation of confidentiality such third party may have to the Borrower Representative; provided, however, that Agent may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Borrower Representative; (ii) to any prospective purchaser of any Interests from Agent, if such prospective purchaser agrees to be bound by the provisions of this paragraph (5) and is not a competitor of the Borrower Representative; (iii) to any affiliate, partner, member, stockholder, or wholly owned subsidiary of Agent in the ordinary course of business, provided that Agent informs such party that such information is confidential and directs such party to maintain the confidentiality of such information so long as the

Agent remains liable for any breach of such information by any such party, or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that Agent or Agent Observer, as applicable, promptly notifies the Borrower Representative of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Agent Observer herby agrees that it shall maintain the confidentiality of all information it receives in connection herewith in accordance with Section 12.25 of the Credit Agreement.
(6)The Agent acknowledges and agrees that the Agent is and the Agent Observer will be made aware of the restrictions imposed by the securities laws of the United States on or regarding the purchase and sale of securities by a Person possessing material non-public information concerning the issuer of such securities, and on the communication of such material non-public information to any other Person when it is reasonably foreseeable that such Person will purchase or sell such securities in reliance on such information.
(7)The Agent agrees that the Agent Observer shall be obligated to at all times adhere to the applicable Borrower Representative policies (as may be supplemented, amended or otherwise modified from time to time) concerning integrity and ethical behavior, as if he or she was a director, as set forth in the Borrower Representative’s policies listed on Exhibit A and such other written policies the Borrower Representative may adopt from time to time that would reasonably be expected to be applicable to the Agent Observer.
(8)The parties hereto acknowledge and agree that the Agent, the Secured Parties and its and their Affiliates are in the business of investing in, managing, providing financing to, or otherwise dealing with, companies that do or may engage in businesses similar to those of the Borrower Representative and its subsidiaries, and that no Secured Party nor its Affiliates, or its or their representatives, shall be deemed to have violated the provisions of the preceding paragraph (5) solely by virtue of their making any such investment or participating in the management of such businesses or by virtue of engaging in such activities.
In addition, please note that neither the Agent nor any of its Affiliates provide tax, accounting, or legal advice.
The failure of Agent or Agent Observer to insist on strict adherence to any term of this letter agreement on one or more occasions shall not be construed as a waiver or deprive the Agent or Agent observer, as applicable, the right to thereafter insist on strict adherence to that term or any other term of this letter agreement.
The relationship between the parties to this letter agreement, with respect to the matters set forth herein, is determined solely by the provisions of this letter agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
If the Borrower Representative engages in a restructuring or similar transaction not constituting a Change of Control, any resulting entity or entities shall be subject to this letter in the same manner as the Borrower Representative.
This letter agreement may not be amended except by a written instrument signed by the Agent and the Borrower Representative. The obligations under this letter agreement are in addition to all of the obligations of the Borrower Representative and its Subsidiaries under any other agreement between the Borrower Representative and its Subsidiaries and any of the Secured Parties. This letter contains the entire agreement between the parties hereto with respect to the subject matter herein and supersedes all prior written agreements, negotiations, and oral understandings.
The rights described in this letter agreement shall terminate and be of no further force or effect upon the occurrence of the Final Maturity Date. The confidentiality and reimbursement obligations referenced herein will survive any such termination.

This letter agreement may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile or other electronic transmission (including by “.pdf”) will be effective as delivery of a manually executed counterpart hereof.
THIS LETTER AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.
[Signature Pages Follow]

Very truly yours,
GREENIDGE GENERATION HOLDINGS INC., as Borrower Representative on its own behalf and on behalf of each of its Subsidiaries
By: /s/ David Anderson
Name: David Anderson
Title: Chief Executive Officer

ACKNOWLEDGED AND ACCEPTED:
NYDIG ABL LLC, as Agent

By:    /s/ Trevor Smyth
Name: Trevor Smyth
Title:    Head of Structured Financing